Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GRAYBAR ELECTRIC COMPANY, INC.

AND

K. M. MAZZARELLA,  D. A. BENDER, R. H. HARVEY AND W. P. MANSFIELD, AS VOTING TRUSTEES UNDER THE VOTING TRUST AGREEMENT,

DATED AS OF MARCH 6, 2026, RELATING TO COMMON STOCK ISSUED BY

GRAYBAR ELECTRIC COMPANY, INC.

(Exact name of registrants as specified in their charters)

New York

(State or other jurisdiction of incorporation of Graybar Electric Company, Inc.)

5063

(Primary Standard Industrial Classification Code Number of Graybar Electric Company, Inc.)

13-0794380

(I.R.S. Employer Identification Number of Graybar Electric Company, Inc.)

34 North Meramec Avenue, St. Louis, Missouri 63105, (314) 573-9200

(Address, including zip code, and telephone number, including area code, of principal executive offices of Graybar Electric Company, Inc. and of the Voting Trustees)

Matthew W. Geekie, Esq.

Senior Vice President, Secretary and General Counsel

Graybar Electric Company, Inc., 34 North Meramec Avenue, St. Louis, Missouri 63105

(314) 573-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service for Graybar Electric Company, Inc. and the Voting Trustees)

___________________

Copy to:

Robert J. Endicott, Esq.

Bryan Cave Leighton Paisner LLP

One Metropolitan Square, 211 North Broadway, Suite 3600

St. Louis, Missouri 63102

(314) 259-2000

 , 2026

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☐

_______________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

_______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

_______________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer”,  “accelerated filer”,  “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

NOTICE TO OREGON RESIDENTS:

Of the 2,500,000 shares of Common Stock or Voting Trust Interests that are being offered to eligible employees and qualified retirees of the Company in this offering, an aggregate of up to 26,027 shares of Common Stock or Voting Trust Interests will be offered in the State of Oregon.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to the Company
Per Share………………………….	$20.00	None	$20.00
Total……………………………….	$520,540	None	$520,540

P R O S P E C T U S

2,500,000 Shares

Graybar Electric Company, Inc.

________________

Common Stock

and related

Voting Trust Interests

offered to

Employees and Qualified Retirees of Graybar Electric Company, Inc.

under the

THREE-YEAR COMMON STOCK PURCHASE PLAN

________________

Graybar Electric Company, Inc. (“Graybar” or the “Company”) is offering an aggregate of up to 2,500,000 shares of Common Stock and related Voting Trust Interests in the 2026 Voting Trust to eligible employees and qualified retirees under the second offering pursuant to the Three-Year Common Stock Purchase Plan adopted in June 2025 (the “Plan”).  If you are eligible to subscribe, you may purchase shares by completing a Subscription Agreement in the manner described in this Prospectus.  As of June 30, 2026, approximately 68% of the presently outstanding Common Stock was held in the 2026 Voting Trust.  The Voting Trust Agreement is described under the heading “Summary of Certain Provisions of the Voting Trust Agreement,” and, unless stated otherwise, all references in this Prospectus to the Voting Trust Agreement mean the Voting Trust Agreement.

Subscriptions will be irrevocable unless your employment terminates for any reason other than “Retirement” (as defined below), in which case your subscription will be canceled as to shares not yet issued.  The Company has the option to purchase, at $20.00 per share, shares of Common Stock owned by you or Voting Trust Interests representing them, in the event you desire to sell, transfer or otherwise dispose of them or in the event of your death or termination of your employment other than by such Retirement.  See “The 2026 Offering” and “Description of Common Stock -- Purchase Option.”  No public market exists for shares of the Company’s Common Stock or for Voting Trust Interests representing them, and no such market is expected to develop.

Purchasing Graybar Common Stock pursuant to the Plan involves certain risks.  See “Risk Factors,” beginning on page 8.

________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to be Company
Per Unit…………………………………	$20.00	None	$20.00
Total…………………………………….	$50,000,000	None	$50,000,000

The proceeds to Graybar are before the deduction of expenses payable by us estimated at $150,000.  To the extent that subscription rights are not exercised, the proceeds will be reduced by $20.00 for each share not subscribed for.  To the extent that shares are purchased under the installment method, receipt of the proceeds will be deferred.  See “The 2026 Offering.”

________________

The date of this Prospectus is      ,  2026.

•You should only rely on the information contained in or incorporated by reference into this Prospectus.  We have not authorized any person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.

•We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  Certain states require that the offering be made through a dealer registered in that state.  The offering will be made to residents of those states through Benjamin F. Edwards & Company, Inc.  Benjamin F. Edwards & Company, Inc. provides financial advice to Graybar on a retainer basis and will not be receiving any selling commissions in connection with the offering.  If you were directed to this Prospectus, or if this Prospectus was provided to you, by Benjamin F. Edwards & Company, Inc., you should contact the designated representative of Benjamin F. Edwards & Company, Inc. named in the letter that directed you to or accompanied this Prospectus if you have questions.

•You should assume that the information appearing in this Prospectus is accurate as of the date on the front cover of this Prospectus only.

•This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information that may be important to you.  You should read the entire Prospectus before you decide whether to subscribe for Common Stock.

The Plan

This offering is being made under the Plan, which allows for the issuance in annual offerings in 2025, 2026 and 2027 of up to an aggregate of 8,000,000 shares of Common Stock.  This is the second offering under the Plan.  The text of the Plan, which was approved by our board of directors and by our shareholders on June 11, 2025,  is attached as Exhibit A and is incorporated herein by reference.  We urge you to read the Plan in its entirety because it, and not this description, sets forth your rights thereunder in connection with the offering.

Each annual offering affords, with certain limited exceptions, an opportunity to purchase shares of Common Stock to each person who on September 30 of the year in which the offering is being conducted has been a regular employee of the Company, Graybar Management Services, LLC (“GMS”), or any wholly-owned subsidiary that the Company’s board of directors authorizes to participate in the offering, which we refer to as a “qualified subsidiary”, continuously since March 31 of that year or who was a regular employee on March 31 and Retired thereafter (but prior to October 1).  As defined in the Plan and in our amended Restated Certificate of Incorporation, “Retire” and “Retirement” mean:  (i) for employees last hired or rehired before July 1, 2015 or those who have commenced payment of retirement income under a pension allowed by us, retirement on a pension allowed by us (other than a deferred pension), and (ii) for employees last hired or rehired on or after July 1, 2015, (x) attainment of age 65 and completion of at least three years of company service, or (y) attainment of age 55 and completion of at least 20 years of company service, or such other meaning as shall be ascribed to such terms as shall be found in our amended Restated Certificate of Incorporation, which we refer to in this Prospectus as the “Certificate of Incorporation.”

The limitation of eligibility to regular employees and qualified retirees conforms to the policy initially adopted when the Company’s active employees acquired all of the Common Stock of the Company from Western Electric Company, Incorporated in 1929 and that has been continuously followed since then.

Accordingly, with certain limited exceptions, under the Plan, holders of Common Stock or Voting Trust Interests who on September 30 of the year in which the offering is made are not regular employees of the Company, GMS or a qualified subsidiary and who have not been continuously employed by the Company, GMS or such qualified subsidiary since March 31 of that year will not be entitled to participate in the offering, with the exception of regular employees who Retire on or after March 31 and prior to October 1 of the year in which the offering is made.

Shares of Common Stock subscribed for pursuant to the terms of the Plan will, upon issuance, be deposited in the Voting Trust established by the Voting Trust Agreement, and Voting Trust Interests will be issued in respect thereof, except that the shares of Common Stock purchased by subscribers who prior to the offering are already shareholders of record who elected before March 6, 2026 not to participate in the Voting Trust Agreement will be recorded in a book-entry system maintained by Graybar and will be uncertificated.  The Voting Trust Interests also will be uncertificated and evidenced by a book-entry system maintained by the Voting Trustees.

All subscribed shares of Common Stock will be issued and held subject to the terms, provisions, restrictions and qualifications set forth in the Certificate of Incorporation which, among other things, provides the Company with the option to purchase shares of its Common Stock at the price at which such shares were issued in the event any holder of Common Stock wants to sell, transfer or otherwise dispose of any of his or her shares of such Common Stock, or in the event of his or her death or in the event of termination of his or her employment other than by Retirement.  The Voting Trust Interests to be issued under the Voting Trust Agreement will provide, in substance, that every Voting Trust Interest is issued and held upon and subject to the same terms and conditions (including all restrictions) upon which Common Stock of the Company is issued and held.  Each subscriber, by completing a Subscription Agreement, will specifically agree to be bound by the provisions of the Company’s Certificate of Incorporation and will agree that all Common Stock or Voting Trust Interests held by such subscriber will be subject to those provisions.

The Plan provides that no corporate action that would result in a distribution of Common Stock or other assets of the Company to its shareholders (except the payment of cash dividends or the issuance of shares of Common Stock pursuant to the installment payment method) will be taken without first giving notice of such proposed action to subscribers in this offering who have not then completed their installment payments on the Common Stock for which we have accepted subscriptions.  Such subscribers will be granted not less than 45 days to accelerate their payments on such Common Stock in order that they may obtain the benefits of such action.  Subscribers who elected to use payroll deduction have the right at any time to pay the full remaining amount due for all or any unpaid shares.

The Plan will remain in effect until January 31, 2028 unless terminated before that date by the board of directors of the Company, and thereafter insofar as the provisions relate to shares of Common Stock subscribed for under the installment payment method as described in the Plan, but not yet issued.

The 2026 Offering

We are offering eligible employees and qualified retirees the right to subscribe in the 2026 Offering for an aggregate of up to 2,500,000 shares of Common Stock at $20.00 per share pursuant to the Plan.  Subject to certain limited exceptions, you are eligible to subscribe if you were a regular employee of the Company or a qualified subsidiary on March 31, 2026, and thereafter either (a) on September 30, 2026 had been continuously employed since March 31, 2026 by the Company, GMS or such qualified subsidiary, or (b) prior to October 1, 2026 had Retired.  The maximum number of shares that you may purchase is, for those Graybar employees in a sales representative role and those qualified subsidiary employees in an outside sales representative role (“group B”), one share for each $4,500 of gross margin dollar performance or current year budget up to $2,000,000 (as applicable), and for other eligible personnel (“group A”), one share for each $500.00 of your annual base salary rate at March 31, 2026, in each case increased by the applicable multiplier specified below.  Certain Graybar sales trainees and sales representative job titles may be able to purchase a greater number of shares determined by our board of directors, as described below in more detail.  The maximum number of shares you may purchase will be reduced on a pro rata basis in the unlikely event that the aggregate number of shares subscribed for by all employees and qualified retirees in your group exceeds the number of shares eligible for your group.  If you wish, you may subscribe for fewer than the maximum number of shares available to you.

This offering will remain open from      ,  2026 until 5:00 p.m., Central Standard Time, on December , 2026.  You have the option of paying for all of the shares subscribed for on or before January 4, 2027 or paying for all shares subscribed for on an installment basis.

Shares of Common Stock subscribed for pursuant to the terms of the Plan will, upon issuance, be deposited in the Voting Trust established by the Voting Trust Agreement, and Voting Trust Interests will be issued in respect thereof, except that shares of Common Stock purchased by subscribers who prior to this offering are already shareholders of record who elected before March 6, 2026 not to participate in the Voting Trust Agreement will be recorded in a book-entry system maintained by Graybar and will be uncertificated.  The Voting Trust Interests also will be uncertificated and evidenced by the book-entry system maintained by the Voting Trustees.

Shares paid for in full will be issued as of January 8, 2027.  If chosen, installment payments will commence with the second bi-weekly payroll payment date in January 2027 and end with the last bi-weekly payroll payment date in November 2027.  Shares paid for in installments will be issued of record by the tenth day of March, June, September and December to the extent they have been fully paid for.  Subscribers who elect to use payroll deduction have the right at any time to pay the full remaining amount due for all unpaid shares and, upon any such accelerated payment, any shares that have been fully paid for will be issued and the payroll deduction will no longer apply.

The number of shares to be offered to each eligible subscriber in group A will be determined by dividing the applicable annual base salary rate of the subscriber by $500.00 and multiplying that amount by the applicable multiplier shown in the following table based on his or her salary classification on March 31, 2026, with fractional shares being disregarded:

Grade/Band Classifications	Multiplier
Executives N1 through Q1, and qualified subsidiary leadership personnel	3.00
Grades F, G, H and R	2.50
Eligible participants in Grade E whose job description provides that they are exempt from overtime, and qualified subsidiary management personnel	2.25
Grade I7	1.90
Grades I5 and I6	1.85
Eligible participants in Grade D whose job description provides that they are exempt from overtime, and qualified subsidiary professional personnel	1.75
Grades I1, I2, I3 and I4	1.50
Eligible participants in Grades D and E whose job description provides that they are not exempt from overtime	1.50
All other eligible participants who are not in a sales representative role, including qualified subsidiary inside sales representatives, administrative and operations personnel	1.25

Those Graybar employees in sales trainee job titles who were in the jobs set forth below on March 31, 2026, will be offered the greater of the number of the shares calculated as described above, or the number set forth in the following table:

Grade	Shares
Trainee	100

The number of shares to be offered to each eligible subscriber in group B will be determined by dividing the individual’s actual gross margin dollar performance for 2025, not to exceed $2,000,000, by $4,500.00 and multiplying that amount by the applicable multiplier shown in the following table, with fractional shares being disregarded.  For those individuals who were not in sales representatives roles for all of 2025, but who, on March 31, 2026 were in such roles, instead of actual sales performance, their gross margin dollar budget for 2026, not to exceed $2,000,000, will be used for the calculation.

Classification	Multiplier
Eligible participants in sales representative and qualified subsidiary outside sales representative roles	1.75

Those Graybar employees in sales roles who were in the roles set forth below on March 31, 2026, will be offered the greater of the number of the shares calculated as described above, or the number set forth in the following table:

Grade	Shares
Sales Representative and Sales Representative I	110

Sales Representative II and Senior Sales Representative	130

The proceeds from this offering will be added to working capital, in part to replenish amounts previously used to purchase outstanding shares of Common Stock (or Voting Trust Interests representing them) pursuant to our purchase option.  From January 1, 2026 through June 30, 2026, the Company purchased 472,938 shares (or Voting Trust Interests representing them) for an aggregate purchase price of $9,458,760.  To the extent that shares offered are not subscribed for by employees and qualified retirees, they will not be offered for sale to anyone else and the number of shares sold and the proceeds received will be correspondingly reduced.

Business

We are a leading North American distributor of electrical, industrial, automation and connectivity products, and are a provider of related supply chain management and logistics services.  We primarily serve customers in the construction, commercial, institutional and government (“CIG”), and industrial & utility vertical markets, with products and services that support new construction, infrastructure updates, building renovation, facility maintenance, repair and operations (“MRO”), and original equipment manufacturers (“OEM”).   Our business activity is primarily based in the United States of America (“U.S.”).  We also have subsidiary operations with distribution facilities in Canada and Puerto Rico.

We were incorporated in 1925 under the laws of the State of New York.  Our active and retired employees own 100% of our stock.  There is no public trading market for our common stock.

We distribute approximately two million products purchased from over 6,000 manufacturers and suppliers.  In our primary role as third-party wholesale distributor, we neither manufacture nor contract to manufacture any products that we sell.

We stock more than 100,000 of the products we distribute in our warehouses, allowing us in most cases to provide customers with convenient, local access to the items they need every day.  The products we distribute can be generally identified as follows:

• Power Distribution Equipment	• Data Cables and Data Cords
• Building and Industrial Wire and Cable	• Fittings
• Lighting Fixtures	• Miscellaneous MRO Products
• Telecommunications Material	• Fasteners
• Automation and Controls	• Electronic Equipment
• Conduit and Tray	• Wiring Devices
• Communication Wire and Cable	• Enclosures
• Data Connectivity	• LED, Incandescent and Fluorescent Lamps

Maintaining strong relationships with our suppliers is important to our business, and we enjoy long-standing relationships with several of our suppliers (or their predecessors).  However, most of our supplier agreements are nonexclusive national or regional distributorships, terminable upon 30 to 90 days’ notice by either party.

We sell products and services manufactured or provided by others primarily through a network of sales offices and distribution facilities located throughout the U.S.  We operate multiple distribution facilities in each geographic region, each of which carries an inventory of products and operates as a wholesale distributor for the territory in which it is located.  Some geographic districts have sales offices that do not carry inventory.  In addition, we have twenty-two regional distribution centers containing inventories of both standard and specialized products.  The regional distribution centers replenish inventories carried at our other U.S. distribution facilities and make shipments directly to customers.  We also have subsidiary operations with distribution facilities located in the U.S. and Canada and a single distribution facility in Puerto Rico.

At June 30, 2026,  32,942,485 shares of Common Stock were issued and outstanding.  An additional 495,671 shares of Common Stock have been acquired by us and are held in treasury as of June 30, 2026.  As of June 30, 2026, approximately 68% of the issued and outstanding shares of Common Stock were held of record by K. M. Mazzarella, D. A. Bender, R. H. Harvey and W. P. Mansfield, as Voting Trustees under the Voting Trust Agreement among the Voting Trustees, the Company and the shareholders of the Company who have elected to participate therein (the “Participating Shareholders”).  Under the Voting Trust Agreement, Participating Shareholders have deposited their shares of Common Stock with the Voting Trustees and have been issued Voting Trust Interests representing those shares.    The Voting Trust was established to permit the owners of shares of Common Stock deposited in the Voting Trust to act together concerning the management of Graybar and the voting on certain matters presented to the shareholders.

Our address and telephone number are 34 North Meramec Avenue, St. Louis, Missouri 63105 (314-573-9200).  The mailing address of our principal executive offices is P.O. Box 11607, St. Louis, Missouri 63105.  Graybar also maintains an internet website at www.graybar.com.  Except as expressly provided herein, information on our website is not part of this Prospectus.

The Voting Trust Agreement

As of June 30, 2026, approximately 68% of the outstanding Common Stock was held in the Voting Trust established by a Voting Trust Agreement that became effective on March 6, 2026.  The Voting Trust Agreement will expire on March 5, 2036, unless sooner terminated.

Shares of Common Stock that you purchase will be deposited in the Voting Trust, and Voting Trust Interests representing them will be issued to you, unless you are currently a shareholder of record of Common Stock who elected before March 6, 2026 not to participate in the Voting Trust Agreement with respect to the shares you already own.

Under the Voting Trust Agreement, the Voting Trustees are entitled in their discretion and using their best judgment to vote all the shares deposited in the Voting Trust with respect to the election of directors and the ratification, approval or disapproval of any other action or proposed action of Graybar requiring a vote or consent by shareholders, except that the Voting Trustees may not vote on the merger or consolidation of Graybar into or with another corporation, the sale of all or substantially all of our assets or our liquidation or dissolution without the consent of the holders of Voting Trust Interests representing at least 75% of the aggregate number of shares then deposited.  The Voting Trustees are not entitled to sell, transfer, or otherwise dispose of shares deposited with them other than to return them to Participating Shareholders in accordance with the Voting Trust Agreement.

Holders of Voting Trust Interests will receive cash dividends paid on Common Stock beneficially owned by them and held by the Voting Trustees.  Any Common Stock paid as a stock dividend on beneficially owned shares will be deposited in the Voting Trust and Voting Trust Interests will be issued to the beneficial owner of the Common Stock upon which the stock dividends are paid.  See “Dividends” for more information.

RISK FACTORS

Before purchasing shares of our Common Stock offered hereby, you should carefully read and consider the following risk factors together with the others set forth in Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for our fiscal year ended December 31, 2025 and in the other information contained in or incorporated by reference into this Prospectus, including our historical financial statements and the related notes thereto.  These risk factors, among others, could cause actual results to differ materially from those currently anticipated.  See “Where You Can Find More Information” and “Incorporation by Reference.”

There is no public trading market for our Common Stock.

No holder of our Common Stock (or Voting Trust Interests representing our Common Stock) may sell, transfer or otherwise dispose of shares (or the Voting Trust Interests) without first offering Graybar the option to purchase them at the price at which they were issued, $20.00 per share.  In the past, Graybar has always exercised its option, and we expect to continue to do so for the foreseeable future.  However, were Graybar to elect not to exercise its option at some time in the future, there can be no assurance as to whether a public trading market would develop or as to the price at which shares would trade if a public trading market did develop.

The potential for appreciation of the value of an investment in our Common Stock is limited.

The purchase price for our Common Stock (or Voting Trust Interest representing our Common Stock) under the Company’s option to purchase is the same as the offer price, $20.00 per share. Accordingly, as long as Graybar exercises its option to purchase, appreciation in the value of an investment in our Common Stock is dependent solely on the Company’s ability and its board of director's willingness to declare stock dividends.

Although stock dividends and stock splits have been effected from time to time, including a  20% stock dividend issued on February 2, 2024 to shareholders of record as of December 18, 2023, the board of directors has no current plan to declare a stock dividend or stock split at this time, and there can be no assurance that additional stock dividends or stock splits will be effected.  If the board of directors were to declare a dividend, payable in cash or stock, to record holders of Common Stock (or the Voting Trust Interests) on a date prior to the issuance date for this offering, none of the shares subject to this offering would participate in such dividend(s).

The value to our shareholders of our Common Stock depends on the regular payment of dividends, which are paid at the discretion of the board of directors.

As a result of the limited appreciation potential, the value of our Common Stock is derived primarily from the payment of cash dividends.  Although cash dividends have been paid on the Common Stock each year since 1929, and at an annual rate of $2.00 per share since 1970 (10% of the price at which shares of Common Stock have been issued historically), except for each of 2012, 2013, 2014, 2015, 2016, 2018, 2019, 2020, 2021,  2022, 2023, 2024 and 2025, where we declared an additional cash dividend, there can be no assurance that the Company will continue to be able to, or will elect to, pay cash dividends on our Common Stock.  As with any corporation’s common stock, payment of dividends is subject to the discretion of the board of directors.

The fact that, as of June 30, 2026, approximately 68% of the outstanding Common Stock is held in the Voting Trust and voted by the Voting Trustees, the existence of the Company’s purchase option, the authority of the board of directors to issue Delegated Authority Preferred, and other provisions of the Company’s amended certificate of incorporation and New York corporate law may deter an attempted change in control.

The Voting Trust and the purchase option described above, as well as the potential issuance of Delegated Authority Preferred described below, could have the effect of delaying or preventing a change in control of the Company or discouraging an attempt by a third party to acquire control of the Company by tender offer or other means.  As long as a substantial number of shares of Common Stock are subject to the Voting Trust Agreement or any successor voting trust agreement, it will not be possible for a third party to gain control of the Company without the approval of a majority of the then incumbent Voting Trustees.  Similarly, unless the Company waives its right to purchase Common Stock and Voting Trust Interests, which would require approval of the then directors, consummation of a third-party tender offer or other acquisition transaction may not be possible.  The board of directors could also increase the number of votes required to approve a change in control of the Company by issuing Delegated Authority Preferred with voting rights.  See “Description of Preferred Stock”.

Moreover, certain stakeholder provisions of the Company’s Certificate of Incorporation expressly authorize the directors of the Company, in connection with the exercise of their judgment in determining what is in the best interests of the Company and its shareholders, including, but not limited to, in relation to a future change of control transaction, to consider a number of factors in addition to the offered price, which also could discourage a third party’s attempt to acquire control of the Company.

THE 2026 OFFERING

The 2026 Offering is the second offering made under the Plan.  The Company is offering to sell to eligible, regular employees and qualified retirees up to an aggregate of 2,500,000 shares in the 2026 Offering.

Employees entitled to subscribe

With certain exceptions described below, each person who on September 30, 2026 was a regular employee of the Company, GMS or any qualified subsidiary and had been continuously employed (or who experienced a “Qualified Leave”, as defined in the Plan to include approved leaves of absence or military leave) by the Company since March 31, 2026, or who on March 31, 2026 was a regular employee and thereafter Retired prior to October 1, 2026, is entitled to subscribe for the number of shares of the Company’s Common Stock, par value $1.00 per share with a stated value of $20.00 per share, determined pursuant to Section 3 of the Plan, at the price of $20.00 per share, as set forth in Section 1.1 of the Plan.

Such persons are sometimes referred to as “eligible participants” and after completing a Subscription Agreement are referred to as “subscribers”; provided, however, that the term “eligible participants” will not include those who: (a) receive pension payments (other than eligible persons who Retired on or after March 31, 2026 and prior to October 1, 2026), or retainers, whether or not currently employed; (b) are employed solely on a contract basis or who by written agreement have released all stock subscription rights; or (c) are included in a collective bargaining unit represented by a labor organization where the agreement between the Company, and the labor organization does not provide that such persons may subscribe for Common Stock of the Company.

Period for and method of making subscription

Any eligible participant desiring to subscribe for shares of Common Stock must either complete and sign a Subscription Agreement in the form approved for such purpose and file it after the date of this Prospectus and on or before December , 2026 with the Secretary at the executive offices of the Company, P.O. Box 11607, St. Louis, Missouri 63105 or complete and submit an on-line subscription in the manner set forth at http://www.planenrollments.com/gbe before 5:00 p.m., Central Standard Time on that date.  No subscription will be effective and binding unless and until accepted by the Company at its executive offices.  Subscriptions must be received prior to 5:00 p.m., Central Standard Time on December ,  2026.

Determination of number of shares for which an eligible participant is entitled to subscribe

The maximum number of shares for which an eligible participant may subscribe will be determined as follows.

Under Paragraph 3.1 of Subsection 3A of the Plan, the Subscription Right of each eligible participant who is not in a sales representative role, subject to increase as provided in Paragraph 3.2 of Subsection 3A of the Plan and reduction as provided in Paragraph 3.3 of Subsection 3A of the Plan, will be one (1) share for each $500.00 of his or her annual base salary rate at March 31, 2026.  Fractional shares resulting from this computation will be disregarded.

Under Paragraph 3.1 of Subsection 3B of the Plan, the Subscription Right of each eligible employee participant, who is in a sales representative role (Grades S and V and qualified subsidiary outside sales representatives), subject to increase as provided in Paragraph 3.2 of Subsection 3B of the Plan and reduction as provided in Paragraph 3.3 of Subsection 3B of the Plan, will be one (1) share for each $4,500.00 of his or her 2025 gross margin dollar performance, not to exceed $2,000,000 (or for those sales representatives who were not in a sales representative role for all of 2025, (1) share for each $4,500.00 of his or her 2026 gross margin dollar budget, not to exceed $2,000,000).  Fractional shares resulting from this computation will be disregarded.

Under Paragraph 3.2 of Subsection 3B of the Plan, the number of shares determined in accordance with Paragraph 3.1 of Subsection 3B of the Plan for eligible participants will be increased by a multiplier of 1.75 times.

Those Graybar employees in sales representative job titles who were in the job titles set forth below on March 31, 2026, will be offered the greater of the number of the shares calculated as described above, or the number set forth in the following table:

Grade	Shares
Sales Representative and Sales Representative I	110
Sales Representative II and Senior Sales Representative	130

Under Paragraph 3.2 of Subsection 3A of the Plan, the number of shares determined in accordance with Paragraph 3.1 of Subsection 3A of the Plan for eligible participants who were, on March 31, 2026, in the salary classifications listed below, will be increased by the applicable multiplier as follows:

•Eligible Company participants in Executive classifications N1 through Q1, and qualified subsidiary leadership personnel – 3.00 times;

•Eligible Company participants in Grades F, G, H, and R – 2.50 times;

•Eligible Company participants in Grade E whose job description provides that they are exempt from overtime, and qualified subsidiary management personnel  – 2.25 times;

•Eligible Company participants in Grade I7– 1.90 times;

•Eligible Company participants in Grades I5 and I6 – 1.85 times;

•Eligible Company participants in Grade D whose job description provides that they are exempt from overtime, and qualified subsidiary professional personnel – 1.75 times;

•Eligible Company participants in Grades I1 - I4 – 1.50 times;

•Eligible participants in Grades D and E whose job description provides that they are not exempt from overtime – 1.50 times;

•All other eligible Company participants, including qualified subsidiary inside sales representatives and administrative and operations personnel –1.25 times.

Fractional shares resulting from the above computations will be disregarded.

Those Graybar employees in sales trainee roles who were in the roles set forth below on March 31, 2026, will be offered the greater of the number of the shares calculated as described above, or the number set forth in the following table:

Grade	Shares
Trainee	100

Under Paragraph 3.3 of Subsections 3A and 3B of the Plan, in the unlikely event the aggregate number of shares subscribed for by all eligible participants in a group were to exceed the number of shares allocated for the applicable group, the number of shares that each eligible participant will be entitled to purchase will be reduced to a number determined by multiplying the number of shares such eligible participant has subscribed for (but in no event more than the number to which such participant is entitled to subscribe under Section 3 of the Plan) by a fraction, the numerator of which is the number of shares allocated to the applicable group, and the denominator of which is the aggregate number of shares subscribed for by all eligible participants in that group. Fractional shares resulting from such computation will be disregarded.

Subscribers may elect to pay for shares subscribed for in one of the following two methods:

•all shares subscribed for by cash or check on or before January 4, 2027; or

•all shares subscribed for through the installment method through payroll deductions (or if the subscriber is no longer on the Company’s payroll, through direct monthly payments) over an 11-month period beginning with the second bi-weekly payroll date in January.

Shares and Voting Trust Interests will be issued as of January 8, 2027, in the case of shares paid for on or before January  4, 2027, and on a quarterly basis as of the tenth day of March, June, September and December to the extent full payment has been made for shares being purchased under the installment method.

Subscriptions will be irrevocable unless your employment terminates for any cause other than Retirement, in which case your subscription will be canceled as to shares not yet issued, and the refund of any balance due to you will be made in the following quarter.  If you have elected to pay for shares under the installment method, you may prepay the balance due on all, but not less than all, of the shares being paid for under that method at any time.  Upon prepayment, the shares so purchased will be issued and such shares or any Voting Trust Interests representing them will be recorded and the payroll deduction will no longer apply.

The Plan provides that no corporate action that will result in a distribution of stock or other assets to our shareholders (except the payment of cash dividends or the issuance of shares of Common Stock pursuant to the installment payment method) will be taken during the term of the Plan without our first giving notice of the proposed action to subscribers under the Plan who have not yet paid in full for the Common Stock for which we have accepted subscriptions.  Those subscribers will have a reasonable opportunity, not less than 45 days, to complete their payment on all shares subscribed for in order that they may obtain the benefits of the contemplated action.

Under the terms of the Plan and your subscription agreement, Common Stock that you purchase will be deposited in the Voting Trust and you will receive Voting Trust Interests, unless you are a holder of record of Common Stock as of the date hereof and elected before March 6, 2026 not to participate in the Voting Trust Agreement with respect to your shares.  In that case, Common Stock that you purchase will be recorded in a book-entry system maintained by Graybar and will be uncertificated.  The Voting Trust Interests also will be uncertificated and evidenced by the book-entry system maintained by the Voting Trustees.

For information concerning the Voting Trustees and the Voting Trust Agreement, see “Information Concerning the Voting Trustees” and “Summary of Certain Provisions of the Voting Trust Agreement.”  A copy of the Voting Trust Agreement is being sent or being made available, together with this Prospectus, to each eligible employee who is not either a Participating Shareholder or a holder of record of Common Stock.

Limitation on Transferability

Our Certificate of Incorporation grants the Company the option to purchase Common Stock held by you, including Common Stock purchased under the Plan, at $20.00 per share if you desire to sell, transfer or otherwise dispose of those shares, or if you die or if your employment terminates otherwise than by Retirement.  See: “Description of Common Stock -- Purchase Option”

The Voting Trust Agreement imposes the same restrictions with regard to Voting Trust Interests.

The Company in the past always has exercised its purchase option and expects to do so in the future.  As a result, no trading market exists for the Common Stock or the Voting Trust Interests.  However, the Company can make no assurance that it will continue to exercise its purchase option in the foreseeable future.  If we should decide not to exercise our option at some point in the future, no assurance can be given that a public trading market in the shares of Common Stock or Voting Trust Interests would develop or as to the price at which they would trade if a public market did develop.  In that case, it might be difficult for you to sell your Common Stock or Voting Trust Interests.  Shares deposited in the Voting Trust may not be withdrawn before its expiration in 2036 or its earlier termination.  See the Plan, attached as Exhibit A, as well as “Description of Common Stock -- Purchase Option” and “Summary of Certain Provisions of the Voting Trust Agreement -- Restrictions on Transfer, and Right of the Company to Purchase Voting Trust Interests Under Certain Circumstances.”

Subscription Agreement

If you desire to purchase shares of Common Stock, you must either complete and submit a Subscription Agreement on-line in the manner set forth at http://www.planenrollments.com/gbe or complete and sign a Subscription Agreement and mail it to the Secretary at:

Graybar Electric Company, Inc.

P.O. Box 11607

St. Louis, Missouri 63105

Attention: Secretary

Subscriptions must be received prior to 5:00 p.m., Central Standard Time, on December , 2026.  Sales to and recourse to Pennsylvania investors will be covered under Pennsylvania law.  It is the opinion of the Pennsylvania Department of Banking and Securities that indemnification in connection with a violation of the securities laws is against public policy and void.

PURPOSE OF ISSUE; USE OF PROCEEDS

The Plan affords regular employees and qualified retirees of the Company, GMS and any qualified subsidiary an opportunity to purchase Common Stock under the policy formulated in 1929 when the Company became an employee-owned company through acquisition by its then employees of all the Common Stock of the Company from Western Electric Company, Incorporated.

If fully subscribed, the net proceeds of this offering, after the deduction of estimated expenses, would be approximately $49,850,000.  We intend to add all of the net proceeds from this offering to our working capital, in part to replenish amounts that have been used to purchase Common Stock pursuant to our purchase option.  See “The 2026 Offering” and “Description of Common Stock -- Purchase Option.”  From January 1, 2026 through June 30, 2026, the Company purchased 472,938 shares (or Voting Trust Interests representing such shares) for an aggregate purchase price of $9,458,760.  The addition of net proceeds to our working capital may also be applied to the repayment of short-term indebtedness incurred for working capital purposes and, to the extent not needed for that purpose, will be placed in our general funds or invested in short-term securities.  We currently expect to continue to exercise our option to purchase outstanding shares of Common Stock and Voting Trust Interests and to use working capital to make these purchases.

The short-term debt that could be repaid may be issued under our $750.0 million credit facility.  The Company makes draw requests from time to time under this facility when cash is needed that exceeds the cash that is generated by our daily operations.  The related loans would bear interest at varying rates for terms that range from one day to six months.  There is no definite intention to pay down those loans with proceeds from this offering, although those loans will be repaid or rolled-over into another loan at maturity, which may (or may not) coincide with a day on which proceeds from the offering are received.

To the extent shares offered under the Plan are not purchased, the number of shares sold and the proceeds received by us will be reduced.  To the extent subscribers elect to purchase shares under the installment method, receipt of the proceeds by us will be deferred.

DIVIDENDS

We have paid cash dividends on our Common Stock every year since 1929.  The following table sets forth the cash dividends per share of Common Stock declared during the periods indicated.

		Cash Dividends
2024	First Quarter………………………………………………………….	$0.30
	Second Quarter……………………………………………………….	0.30
	Third Quarter………………………………………………………….	0.30
	Fourth Quarter………………………………………………………..	6.10

2025	First Quarter………………………………………………………….	$0.30
	Second Quarter……………………………………………………….	0.30
	Third Quarter………………………………………………………….	0.30
	Fourth Quarter………………………………………………………..	6.10

2026	First Quarter………………………………………………………….	$0.30
	Second Quarter……………………………………………………….	0.30

A 20% stock dividend was declared to shareholders of record on December 18, 2023.  Shares representing this dividend were issued on February 2, 2024.  The board of directors of the Company has no current plan to declare a stock dividend or stock split at this time and there can be no assurance that the Company will continue to be able to, or will elect to, declare dividends on the Common Stock.  If the board of directors were to declare a dividend, payable in cash or stock, to record holders of Common Stock (or the Voting Trust Interests) on a date prior to the issuance date for this offering, none of the shares subject to this offering would participate in such dividend(s).

DETERMINATION OF OFFERING PRICE

Shares are being offered at $20.00 per share based on the Company’s historical practice to set a price that is affordable.  The offering price, as set forth in Section 1.1 of the Plan, is not based on any formulation of market value.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2026 and as adjusted as of that date to reflect the sale of the 2,500,000 shares of Common Stock offered in the current offering under the Plan and our receipt of the net proceeds, assuming that all shares offered will be purchased.  Based on historical experience, the Company believes that less than all shares will be purchased, in which event the net proceeds will be less.  Because we are unable to estimate the number of shares that will be purchased under the installment method, the “As Adjusted” column assumes that no shares will be purchased under the installment method.  It also assumes that all of the net proceeds will be applied initially to the repayment of short-term indebtedness.  However, based on historical experience, the Company believes that a significant number of shares may actually be purchased under the installment method, in which event the receipt of the proceeds will be deferred.  Eligible participants should read this table in conjunction with our consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are contained in our Annual Report on Form 10-K for the year ended December 31, 2025, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, each of which is incorporated herein by reference.

As of June 30, 2026:		As
	Actual	Adjusted
SHORT-TERM DEBT:	(Unaudited, Dollars in millions)
Short-term borrowings(1)	$—	$—
Current portion of long-term debt	0.6	0.6
LONG-TERM DEBT:(2)(3)
1.35% to 13.03% finance leases, secured by equipment, various maturities	0.8	0.8
CAPITAL STOCK:
Common Stock, $1 par value, $20 stated value – authorized 50,000,000 shares; 32,942,485 outstanding shares, actual; outstanding 35,442,485 as adjusted(4)	$658.8	$708.8
Advance payments on subscriptions to common stock	$1.4	$1.4

(1)At June 30, 2026, the Company had an unsecured $750.0 million five-year credit agreement with a group of banks, which includes a combined letter of credit sub-facility of up to $35.0 million, a U.S. swing line loan facility of up to $75.0 million and a Canadian swing line loan facility of up to $20.0 million.  The credit agreement also includes a $100.0 million sublimit (in U.S. or Canadian dollars) for borrowings by Graybar Canada and contains an accordion feature, which allows the Company to request increased borrowing commitments of up to $375.0 million.  The credit agreement is scheduled to expire in June 2030.  There were no short-term borrowings outstanding at June 30, 2026.

(2)The Company has an agreement with PGIM, Inc. for an uncommitted shelf facility that enables the Company to borrow up to $200.0 million in additional long-term financing with terms of up to twelve years.  Notes may be issued up until August 2029.  There were no borrowings under this agreement at June 30, 2026.

(3)The Company has an agreement with MetLife Investment Advisors, LLC for an uncommitted shelf facility that enables the Company to borrow up to $200.0 million in additional long-term financing with terms of up to twelve years, in the case of fixed-rate notes, or ten years, in the case of floating-rate notes.  Notes may be issued up until June 2027 and thereafter, for subsequent three-year periods until one of the parties opts out of the agreement.  There were no borrowings under this agreement at June 30, 2026.

(4)Does not include 495,671 shares of Common Stock acquired and held in the Company’s treasury at June 30, 2026.   Approximately 68% of the shares of Common Stock outstanding are held subject to the Voting Trust Agreement at June 30, 2026.

DESCRIPTION OF COMMON STOCK

Graybar’s authorized capitalization consists of 10,000,000 shares of preferred stock and 50,000,000 shares of Common Stock.  The stated value of the Common Stock is $20.00 per share.  As of June 30, 2026 there were 2,498 holders of Common Stock and 5,498 holders of Voting Trust Interests for Common Stock.  No preferred stock is outstanding.

Dividends

Except as prohibited by law, dividends may be paid upon the Common Stock at the discretion of our board of directors.  We have historically paid dividends on our Common Stock every year since 1929, as described in “Dividends” above.

Voting Rights

Except as otherwise required by law, holders of Common Stock have the exclusive right to vote in respect of the election of directors and for all other purposes requiring the approval or consent of shareholders.  As a general matter, the Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement, and such voting power is sufficient to assure the election of the persons nominated by the board of directors for election as directors and, except as provided otherwise in the Voting Trust Agreement, approval of any other matters brought before a meeting of shareholders.  As of June 30, 2026, approximately 68% of the issued and outstanding shares of Common Stock are held by the Voting Trustees under the Voting Trust Agreement.  The powers of the Voting Trustees to exercise the voting powers of the Common Stock are described under the heading “Summary of Certain Provisions of the Voting Trust Agreement.”

Liquidation Rights

In the event of a voluntary or involuntary dissolution, liquidation or winding-up of Graybar, after payment in full of the amounts required to be paid to any holders of preferred stock, the holders of Common Stock are entitled to share ratably in all remaining assets.

In such event, if any preferred stock is outstanding, the holders of preferred stock would be entitled to receive, in preference to holders of common stock, the par value of the preferred shares plus an amount equal to any dividends accrued thereon to the extent earned but unpaid to the date of payment.

Miscellaneous

The Common Stock has no conversion, preemptive or subscription rights, and there are no sinking fund or redemption provisions applicable to the Common Stock.  The outstanding Common Stock is, and the shares to be sold under the Plan will be, when issued in accordance with the Plan, validly issued, fully paid and non-assessable.  Under the New York Business Corporation Law, the ten largest holders of Common Stock are liable under specified conditions for debts, wages or salaries due and not paid by us to any laborers, servants or employees, other than contractors, for services performed by them for us.

Purchase Option

The following is a brief summary of the provisions of our Certificate of Incorporation that place restrictions and limitations on the holding and sale, transfer, pledge or other disposition of Common Stock and is qualified by reference to Article Fourth of the Certificate of Incorporation and Section 4.04 of the Voting Trust Agreement.  These provisions also apply to Voting Trust Interests.  We urge you to read each of the Certificate of Incorporation and Voting Trust Agreement in their entirety because the documents, and not this description, will define your rights as a holder of the Common Stock or Voting Trust Interests, as applicable.  Each of the shares of Common Stock or Voting Trust Interests was acquired for $20.00 per share.

No holder of Common Stock may sell, transfer or otherwise dispose of any shares without first offering us the option to purchase those shares within 30 days after the offer for $20.00 per share.

We also have the option to purchase for $20.00 per share the Common Stock of any shareholder who ceases to be an employee for any reason other than death or Retirement at any time after termination of employment until 30 days after the holder makes an offer to sell the Common Stock to us.  For purposes of the previous sentence and elsewhere in this Prospectus, “Retirement” is defined in our Certificate of Incorporation to mean: (i) for employees first hired or last rehired on or before July 1, 2015, or receiving pension benefits, retirement on a service pension allowed by the Company; and (ii) for employees first hired after July 1, 2015, attainment of age 65 and three years of company service or attainment of age 55 and twenty years of company service.  In the event of the death of any shareholder, we have the option to purchase all or any part of his or her Common Stock from the shareholder’s estate for $20.00 per share at any time after the expiration of one year from the date of death until 30 days after the Common Stock has been offered to us.  If the shareholder’s estate offers to sell the shares to us within the one-year period, our option terminates 30 days from the offer.  In the past, we have always exercised these options and we expect to continue to do so in the foreseeable future.  However, we can make no assurance that we will continue to exercise our purchase option in the future.

As to any shares of Common Stock issued after June 13, 2024, in the event such shares are held by an employee of a subsidiary that subsequently becomes a “Divested Subsidiary” (as defined below) we also have the option to purchase for $20.00 per share the Common Stock from the time such subsidiary becomes a Divested Subsidiary until 30 days after the holder makes an offer to sell the Common Stock to us.  As defined in the 2026 Voting Trust and in our Restated Certificate of Incorporation, a “Divested Subsidiary” shall mean any subsidiary corporation as to which any of the following events have occurred:

(i)  a change in the ownership of the subsidiary corporation in which any individual, corporation, partnership, trust, limited liability company, association or other entity, or one or more of the foregoing, other than the corporation, another subsidiary corporation or any voting trust of the corporation (each a “Person” and collectively, “Persons”), acquires ownership of the stock of such subsidiary corporation that, together with any other subsidiary corporation stock held by such Person constitutes more than fifty percent (50%) of the total voting power of the stock of such subsidiary corporation; or

(ii)  a change in the ownership of a substantial portion of the subsidiary corporation’s assets which occurs on the date that any Person or Persons acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from such subsidiary corporation that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of such subsidiary corporation (and its majority owned subsidiaries) immediately prior to such  acquisition or acquisitions; provided, however, that for purposes of this subsection (ii), the following will not constitute a change in the ownership of a substantial portion of subsidiary corporation’s assets: (1) a transfer to an entity that is controlled by the corporation’s stockholders immediately after the transfer, or (2) a transfer of assets by the subsidiary corporation to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the corporation or the subsidiary corporation. For purposes of this subsection (ii), gross fair market value means the value of the assets of the subsidiary corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

No shareholder may hypothecate or pledge Common Stock, except under an agreement of hypothecation or pledge containing provisions permitting us to exercise the purchase option referred to above and to purchase the pledge of shares in the event of default upon payment of the lesser of the amount due on the pledge or the purchase price, and containing suitable provisions for redemption by the shareholder or payment of any balance to which the shareholder may be entitled.  No shareholder may transfer or place any shares of Common Stock, or Voting Trust Interests representing shares, into a trust, except that we will, under certain circumstances, permit a transfer or placement upon receipt of a written agreement from the trustee(s) and the shareholder in a form satisfactory to us providing that the shareholder retains the right to direct the action to be taken by the trustees on any matter submitted to a vote by holders of Common Stock or Voting Trust Interests and recognizing our right to exercise the options referred to above and to purchase the shares, or Voting Trust Interests representing shares, if any party other than the holder or the trustee will claim or establish ownership of or interest in the shares, or

Voting Trust Interests representing shares, and requiring the trustee(s) to comply with all provisions of our Certificate of Incorporation relating to the sale, transfer or other disposition of shares.

The purchase option described above could have the effect of delaying or preventing a change of control.  See “Risk Factors” beginning on page 8.  In addition, any issuance of Delegated Authority Preferred, with voting rights, may affect the outcome of any action requiring shareholder approval.  See “Description of Preferred Stock,” below.

DESCRIPTION OF PREFERRED STOCK

The Certificate of Incorporation authorizes 10,000,000 shares of a class of preferred stock (the “Delegated Authority Preferred”).  The term “Delegated Authority” refers to preferred stock, the creation and issuance of which has been authorized in advance by the shareholders and the terms, rights and limitations of which are determined by the board of directors of the Company upon issuance.

Our board of directors is empowered to authorize and issue shares of Delegated Authority Preferred from time to time in one or more series.  Subject to the other provisions of the Company’s Certificate of Incorporation and any limitation prescribed by law, the board of directors is expressly authorized, at its discretion, to adopt resolutions to issue shares of Delegated Authority Preferred, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the designations, relative rights, preferences and limitations thereof, including in each case voting rights, dividend rights (and whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights (including convertibility into Common Stock) and liquidation preferences of the shares constituting any series of the Delegated Authority Preferred, all without any further action or vote by the shareholders.  The board of directors will be required to make any determination to issue shares of Delegated Authority Preferred based on its judgment at the time as to the best interests of the Company and its stockholders.  The Executive Committee of the board will have the authority to take any action the complete board of directors may take with respect to the foregoing.

The Company currently has no arrangements, understandings, agreements or commitments with respect to the issuance of any shares of Delegated Authority Preferred, and the Company may never issue any Delegated Authority Preferred.

If the resolutions adopted by the board of directors at the time of issuance so provide, the holders of Delegated Authority Preferred may have voting rights, including special voting rights, and shares of Delegated Authority Preferred may not be subject to the provisions of the Certificate of Incorporation providing that holders of Common Stock may not sell, transfer or otherwise dispose of shares without offering the Company the option to purchase them.

The Delegated Authority Preferred is intended to provide the Company with increased flexibility in meeting future financial and operating requirements because it will be available for issuance from time to time for any proper corporate purpose with such features as determined by the board of directors or the Executive Committee of the board at that time.  Such purposes would include, if market conditions warrant, issuance of Delegated Authority Preferred for cash to obtain equity capital for use by the Company.

It should be noted that any issuance of Delegated Authority Preferred with voting rights might, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the Company.  Also, shares of voting or convertible preferred stock, or rights to purchase such shares, could be issued to render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise.  The ability of our board of directors to issue such additional shares of Delegated Authority Preferred, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means.  However, the creation of the Delegated Authority Preferred was not intended to be an anti-takeover measure and the Company is not aware of any third party plans to attempt to gain control of the Company.

The actual effect of the issuance of shares of Delegated Authority Preferred upon the rights of holders of the Common Stock cannot be determined until the board of directors or the Executive Committee of the board establishes the specific rights of the holders of such Delegated Authority Preferred.  However, the effects might include, among other things, restricting priority of dividends on the Common Stock, diluting the voting power of the Common Stock, reducing the book value of the Common Stock, or impairing the liquidation rights of the Common Stock.  Holders of Common Stock will not have preemptive rights with respect to any issuance of the Delegated Authority Preferred.

INFORMATION CONCERNING THE VOTING TRUSTEES

As of June 30, 2026, approximately 68% of the issued and outstanding shares of Common Stock are held of record in the names of K. M. Mazzarella, D. A. Bender, R. H. Harvey and W. P. Mansfield, as Voting Trustees under the Voting Trust Agreement.  As a result, the Voting Trustees share approximately 68% of the voting power with respect to election of directors and certain other matters requiring shareholder approval or consent.  Shares of Common Stock held of record by the Voting Trustees are held for the benefit of holders of Voting Trust Interests issued by the Voting Trustees.

The Voting Trust Agreement will terminate on March 5, 2036, unless sooner terminated as provided therein.

Name and Position	Business Address

K. M. Mazzarella, Director and Chairman, President and Chief Executive Officer	34 North Meramec Avenue St. Louis, MO 63105

D. A. Bender, Director and Senior Vice President – North American Subsidiaries	34 North Meramec Avenue St. Louis, MO 63105

R. H. Harvey, Director and Regional Vice President	34 North Meramec Avenue St. Louis, MO 63105

W. P. Mansfield, Director and Senior Vice President – Strategy and Business Development	34 North Meramec Avenue St. Louis, MO 63105

The sole occupation of each Voting Trustee is her or his employment with the Company.  All communications to the Voting Trustees should be addressed to the Voting Trustees, c/o Graybar Electric Company, Inc., P.O. Box 11607, St. Louis, Missouri 63105.

As of June 30, 2026, each of the Voting Trustees owned Voting Trust Interests of record and beneficially as follows:

Name	Amount Owned (a)

K. M. Mazzarella…………………………………………….	144,175
D. A. Bender…………………………………………………	43,066
R. H. Harvey…………………………………………………	26,355
W. P. Mansfield………………………………………………	48,141

________________

(a)        The number of shares of Common Stock to which the Voting Trust Interests relate.

No individual owns of record and beneficially shares of Common Stock or Voting Trust Interests constituting more than 1% of the outstanding Common Stock.

As of June 30, 2026, all executive officers and directors as a group owned beneficially, directly and indirectly, Common Stock or Voting Trust Interests representing 431,776 shares of Common Stock (representing approximately 1.3% of the outstanding shares).

We anticipate that each of the Voting Trustees will acquire a beneficial interest in all or a part of the Common Stock that she or he will be entitled to purchase under the Plan.  The approximate number of shares that each of the Voting Trustees will be entitled to purchase is as follows:

Name	Number of Shares

K. M. Mazzarella…………………………………………….	10,098
D. A. Bender…………………………………………………	2,148
R. H. Harvey…………………………………………………	1,956
W. P. Mansfield………………………………………………	2,937

SUMMARY OF CERTAIN PROVISIONS OF THE VOTING TRUST AGREEMENT

The statements under this heading relating to the Voting Trust Agreement are summaries and may not contain all the information that may be important to you and are qualified in their entirety by reference to the Voting Trust Agreement, which is incorporated herein by reference.  We urge you to read the Voting Trust Agreement in its entirety because it, and not this description, will define your rights as a holder of the Voting Trust Interests thereunder.  Copies of the Voting Trust Agreement are on file at our principal executive office and with the SEC in Washington, D.C.  See “Where You Can Find More Information.”  All section references are to the Voting Trust Agreement.

General.  The Voting Trust Agreement provides for the deposit into the Voting Trust of Common Stock or, if applicable, any voting stock of the Company or a successor corporation issued in respect of the Common Stock in connection with a recapitalization or reclassification of the Common Stock or the merger or consolidation of the Company into another corporation.  Common Stock deposited in the Voting Trust will be registered in the name of the Voting Trustees in their capacities as voting trustees.  Voting Trust Interests issued by the Voting Trustees also will be uncertificated and evidenced by a book-entry system maintained by the Voting Trustees.  You may elect to deposit shares of Common Stock into the Voting Trust at any time prior to its expiration or termination.  Common Stock deposited in the Voting Trust may not be withdrawn by the beneficial owner before the expiration or earlier termination of the Voting Trust Agreement.  The Voting Trustees do not have any power to sell, transfer or dispose of shares deposited with them other than to return them to Participating Shareholders in accordance with the Voting Trust Agreement.

A voting trust was originally established in 1928 as a security device in connection with the purchase of the wholesale distribution business of Western Electric Company, Incorporated.  The voting trust arrangement has been continued since its inception by the adoption every ten years, as permitted by applicable law, of successive voting trust agreements by substantially all of the Company’s shareholders.  In connection with the adoption of each new voting trust agreement, management has recommended to shareholders that the voting trust arrangement be continued because it believed that the operation of the business had been successfully conducted under this arrangement and that it was in the best interests of the Company and its shareholders.

The Voting Trust Agreement will expire March 5, 2036, unless extended or sooner terminated.  The Voting Trust Agreement may be terminated at any time by a majority of the Voting Trustees or by the holders of Voting Trust Interests representing at least 75% of the Common Stock deposited.  At any time within six months before the expiration of the Voting Trust Agreement, holders of Voting Trust Interests may, by agreement in writing with the Voting Trustees and the Company, extend the duration of the Voting Trust Agreement for an additional period not exceeding ten years.  Any extension will be binding only upon holders of Voting Trust Interests who give their consent.  (Section 6.03)

The Voting Trust Agreement may be amended or modified at any time by a majority of the Voting Trustees, the Company and the holders of Voting Trust Interests representing at least 75% of the number of shares of Common Stock deposited under the Voting Trust Agreement.  Any amendment or modification could affect the rights of the then existing holders of Voting Trust Interests.  (Section 6.02)

The Voting Trust Agreement is governed by the laws of New York.  New York law requires that the Voting Trustees keep available for inspection by the holders of Voting Trust Interests correct and complete books and records of account relating to the 2026 Voting Trust and a record of the names and addresses of the holders of Voting Trust Interests and the number of shares of Common Stock represented thereby and the dates that they acquired such shares.  These books and records and a copy of the Voting Trust Agreement are available for inspection by any holder of Voting Trust Interests or shares of Common Stock at the principal executive offices of the Company located at 34 North Meramec Avenue, St. Louis, Missouri 63105.  Holders of Voting Trust Interests have the same rights to inspect Graybar’s books and records under New York law as holders of Common Stock.  (Section 4.01)

Voting Trustees.  Voting Trustees must be regular employees of the Company.  Any Voting Trustee who for any cause, including Retirement, ceases to be a regular employee of the Company automatically ceases to be a Voting Trustee.  Voting Trustees may at any time resign and may be removed by holders of Voting Trust Interests representing at least 66 2/3% of the number of shares of Common Stock deposited under the Voting Trust Agreement.  (Section 5.01)

Vacancies in the office of Voting Trustee will be filled by a majority of the remaining Voting Trustees, unless there are less than three Voting Trustees in office, in which event the vacancies will be filled by the Company’s directors.  No Voting Trustee who has been previously removed from office may be redesignated or elected a Voting Trustee without the approval of holders of Voting Trust Interests representing at least 66 2/3% of the Common Stock deposited under the Voting Trust Agreement.  (Section 5.01)

The Voting Trust Agreement provides that the Voting Trustees will exercise their best judgment in securing the election of suitable directors and in voting on or consenting to other matters.  Voting Trustees may be, and may vote for themselves as, Company directors.  No person is disqualified from acting as a Voting Trustee by reason of any personal interest in the Company, and a Voting Trustee may deal with the Company as fully as if he or she were not a Voting Trustee.  The Voting Trustees may execute any of the trusts or powers or perform any of the duties under the Voting Trust Agreement either directly or by or through agents or attorneys appointed by them.  Any action required or permitted to be taken by the Voting Trustees may be taken by vote or written consent of a majority of the Voting Trustees.  (Section 5.02)

Voting Trustees and their agents and attorneys are not liable to holders of Voting Trust Interests or the Company except for their individual willful misconduct.  The Company has agreed to indemnify the Voting Trustees and their agents or attorneys for, and to hold them harmless against, any tax, loss, liability or expense incurred for any reason, except their own individual willful misconduct, arising out of or in connection with the acceptance or administration of the Voting Trust and the performance of their duties and obligations and the exercise of their rights and powers under the Voting Trust.  The Voting Trustees have been informed that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy and is unenforceable.  Graybar has also agreed to pay reasonable expenses incurred by the Voting Trustees in connection with the performance of their duties and obligations under the Voting Trust Agreement.

In consideration of the agreement of the Voting Trustees to serve in that capacity for the benefit of the holders of Voting Trust Interests, the Voting Trust Agreement provides that, in the event the Company fails or is unable to provide indemnification or pay expenses, the holders of Voting Trust Interests will do so.  In that event, the responsibility for indemnification will be allocated among them ratably in proportion to the Common Stock represented by their Voting Trust Interests.  The obligations of the Company and the holders of Voting Trust Interests are payable from any funds or other assets held by the Voting Trustees for their respective accounts.  (Sections 5.03 and 5.04)

No bond is required to be posted by the Voting Trustees with respect to their performance under the Voting Trust Agreement.

Voting.  The Voting Trustees are entitled in their discretion and using their best judgment to vote on or consent to the election of directors and, except as described below, the ratification, approval or disapproval of any other action or proposed action requiring a shareholder vote.  The Voting Trustees, each of whom is currently a Company director, are specifically authorized to vote for themselves as directors under the terms of the Voting Trust Agreement.  The Voting Trustees may not, without the consent of the holders of Voting Trust Interests representing at least 75% of the Common Stock then deposited under the Voting Trust Agreement, vote on or consent to the merger or consolidation of the Company into another corporation, the sale of all or substantially all of the Company’s assets or the Company’s liquidation and dissolution.  (Sections 4.02 and 5.02)

Dividends.  All dividends payable with respect to Common Stock deposited under the Voting Trust Agreement are payable to the Voting Trustees as the owners of record of these shares.  The Voting Trustees will retain, under the terms of the Voting Trust Agreement, all shares of Common Stock received as a stock dividend.  The Voting Trustees will make the appropriate book-entry representing Voting Trust Interests in the shares received as a dividend for a Participating Shareholder’s account.  The Voting Trustees will pay or cause to be paid to the holders of Voting Trust Interests an amount equal to any cash dividends received and any distribution made to holders of Common Stock other than in cash or Common Stock or as a result of recapitalization or reclassification of the Common Stock or a reorganization of the Company.  (Section 4.03)

Subscription Offers and Employee Plans.  Common Stock subscribed for on behalf of, or acquired by, a holder of a Voting Trust Interests pursuant to a subscription offer or employee plan or otherwise must be deposited with the Voting Trustees and will be held by them under the terms of the Voting Trust Agreement.  The Voting Trustees will make the appropriate book-entry representing Voting Trust Interests for the holders of Voting Trust Interests on whose behalf Common Stock was so deposited.  (Sections 4.04 and 4.05)

Recapitalization or Reclassification of Common Stock.  In the event of a recapitalization or reclassification of the Common Stock, the Voting Trustees will hold, under the terms of the Voting Trust Agreement, shares of voting stock issued in respect of Common Stock deposited under the Voting Trust Agreement.  In this case, the appropriate book entries will be made.  (Section 4.06)

Reorganization of the Company.  Depending on the terms of any agreement under which the Company may be merged or consolidated into another corporation, the Voting Trustees either will hold, under the terms of the Voting Trust Agreement, any shares of voting stock of the successor corporation issued in respect of the Common Stock deposited under the Voting Trust Agreement (in which case the appropriate book entries will be made), or will distribute those shares to the holders of Voting Trust Interests based on the Common Stock represented by their Voting Trust Interests.  In any event, any other consideration received as a result of a reorganization will be distributed ratably to the holders of Voting Trust Interests.  (Section 4.08)

Dissolution of the Company.  In the event of the dissolution and liquidation of the Company, the Voting Trustees will distribute any money, securities, rights or property received by them as the record owners of Common Stock ratably to the holders of Voting Trust Interests.  (Section 4.07)

Restrictions on Transfer, and Right of the Company to Purchase Voting Trust Interests Under Certain Circumstances.  The Voting Trust Agreement provides that Voting Trust Interests issued under the Voting Trust Agreement are held by each holder under the same terms and conditions upon which Common Stock is held under the provisions of the Company’s Certificate of Incorporation.  It further provides that the Voting Trustees do not need to recognize any claim of a holder of a Voting Trust Interest who has obtained such interest in contravention of any of the provisions of the Company’s Certificate of Incorporation in effect at the time.  See “Description of Common Stock -- Purchase Option.”  (Sections 3.01 and 4.09).

LEGAL MATTERS

Matters of New York law relating to the validity of the Common Stock and the Voting Trust Interests have been passed upon by Bryan Cave Leighton Paisner LLP, counsel for the Company and the Voting Trustees.

EXPERTS

The consolidated financial statements of Graybar Electric Company, Inc. included in Graybar Electric Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Graybar and the Voting Trustees file reports, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, all amendments to those reports (when applicable) and other filings with the SEC.  The SEC maintains an internet site that contains reports, information statements and other information about issuers, including Graybar and the Voting Trust, that file electronically with the SEC.  The address of that site is http://www.sec.gov/.  Reports and other information filed by Graybar and the Voting Trustees may also be accessed at our website, www.graybar.com, at http://www.graybar.com/secfilings.  Except as expressly provided herein, information on our website is not part of this Prospectus.  Requests for hard copies of the reports and other information filed by Graybar and the Voting Trustees should be directed to Matthew W. Geekie, Esq., Senior Vice President, Secretary and General Counsel, Graybar Electric Company, Inc., P.O. Box 11607, St. Louis, Missouri 63105, telephone number (314) 573-9200 and e-mail address matthew.geekie@graybar.com.  Graybar intends to furnish copies of its Annual Report to Shareholders to holders of Voting Trust Interests as well as to shareholders of record.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Prospectus.  This means that we can disclose important information to you by referring you to another document that we previously filed with the SEC.  The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded or updated by information that is included directly in this Prospectus.

This Prospectus incorporates by reference the documents listed below that the Company has previously filed with the SEC.  They contain important information about the Company and its financial condition.

SEC Filing	Filing Date	Period

Annual Report on Form 10-K	Filed March 11, 2026	Year Ended December 31, 2025

Quarterly Report on Form 10-Q	Filed April 28, 2026	Quarter Ended March 31, 2026

Quarterly Report on Form 10-Q	Filed August 3, 2026	Quarter Ended June 30, 2026

Definitive Information Statement	Filed April 28, 2026

Current Report on Form 8-K	Filed June 10, 2026

Current Report on Form 8-K	Filed June 22, 2026

The Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC by the Voting Trustees on March 18, 2026 is also incorporated by reference.

You may obtain any of the documents incorporated by reference into this Prospectus through the Company or from the SEC through the SEC’s website at the address provided above under the heading “Where You Can Find More Information.”  Documents incorporated by reference are available on Graybar’s website at http://www.graybar.com/secfilings or in hard copy, upon written or oral request, from the Company, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.  Certain states require that the offering be made through a dealer registered in that state.  The offering will be made to residents of those states through Benjamin F. Edwards & Company, Inc.   Benjamin F. Edwards & Company, Inc. provides financial advice to Graybar on a retainer basis and will not be receiving any selling commissions in connection with the offering.  If you were directed to this Prospectus, or if this Prospectus was provided to you by, Benjamin F. Edwards & Company, Inc., you should contact the designated representative of Benjamin F. Edwards & Company, Inc. named in the letter that directed you to or accompanied this Prospectus if you have questions.  Requests for hard copies should be directed to Matthew W. Geekie, Esq., Senior Vice President, Secretary and General Counsel, Graybar Electric Company, Inc., P.O. Box 11607, St. Louis, Missouri 63105, telephone number (314) 573-9200 and e-mail address matthew.geekie@graybar.com.

EXHIBIT A

THREE-YEAR COMMON STOCK PURCHASE PLAN

DATED AS OF JUNE 11, 2025

RELATING TO UP TO 8,000,000 SHARES OF COMMON STOCK OF

GRAYBAR ELECTRIC COMPANY, INC.

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

1.General; Employees entitled to subscribe.

1.1         This Plan provides for offerings in each of the years 2025, 2026, and 2027 (each, an “Applicable Year”) to eligible employees, including officers, of Graybar Electric Company, Inc. (the “Company”), and any wholly owned subsidiary of the Company that the Board of Directors authorizes to participate in this Plan (“Affiliate”), and certain retirees who were regular employees of the Company or such Affiliate on March 31 of the Applicable Year, of the right to subscribe for shares of the Company’s common stock, par value $1.00 per share with a stated value of $20.00 per share (the “Common Stock”), at a price of $20.00 per share. The aggregate number of shares of Common Stock to be offered in each year and the terms of such offering shall be determined by the Board of Directors. The maximum number of shares of Common Stock that may be issued pursuant to this Plan is 8,000,000. This Plan shall remain in effect until January 31, 2028 unless terminated prior thereto by the Board of Directors of the Company, and thereafter insofar as the provisions relate to shares of Common Stock subscribed for under the Payroll Deduction Method as described in Section 4.2.

1.2.         Each person who on September 30 of the year in which an offering is conducted (the “Applicable Year”) is (a) a regular employee of the Company or an Affiliate and is continuously employed by the Company or any such Affiliate since March 31 of the Applicable Year or (b) a person who on March 31 of the Applicable Year is a regular employee of the Company or any Affiliate and who Retires after March 31 and prior to October 1 of the Applicable Year (a “Qualified Retiree”) will be entitled to subscribe at the price of $20.00 per share for the number of shares of the Company’s Common Stock determined pursuant to Section 3; provided that an otherwise regular employee who experiences any leave of absence initiated during the Applicable Year or who is on military leave (a “Qualified Leave”) during the Applicable Year shall not be ineligible or disqualified solely as a result of such Qualified Leave.  The persons named in the immediately preceding sentence are sometimes referred to as “eligible participants” or “Qualified Retirees” and after executing a Subscription Agreement are referred to as “subscribers”; provided, however, that the term “eligible participants” shall not be deemed to include in any Applicable Year: any person (a) who Retires (unless he or she is a regular employee on March 31 of an Applicable Year and Retired after said March 31 and prior to October 1 of the Applicable Year), (b) who is employed solely on a contract basis or who by written agreement has released all stock subscription rights, or (c) who is included in a collective bargaining unit represented by a labor organization where the agreement between the Company and the labor organization does not provide for such person to subscribe for Common Stock of the Company.  As used in this Plan, “Retire” and “Retirement” shall mean:  (i) for employees last hired or rehired before July 1,

2015 or those who have commenced payment of retirement income under a pension allowed by the Corporation, retirement on a pension allowed by the Corporation (other than a deferred pension), and (ii) for employees last hired or rehired on or after July 1, 2015, (x) attainment of age 65 and completion of at least three years of company service, or (y) attainment of age 55 and completion of at least 20 years of company service, or such other meaning as shall be ascribed to such terms as shall be found in the certificate of incorporation of the Company.

2.Period for and method of making subscription.

Any eligible participant desiring to subscribe for shares of Common Stock offered for sale under this Plan shall either sign a Subscription Agreement substantially in the form set forth herein, or as otherwise approved by the Board of Directors for such purpose for an offering to be made in an Applicable Year, and file it, on or before the date specified for each Applicable Year, with the Secretary at the executive offices of the Company, 34 North Meramec Avenue, Clayton, Missouri 63105, or complete and submit an on-line subscription in the manner set forth at http://www.planenrollments.com/gbe on or before such date.  No subscription shall be effective and binding unless and until accepted by the Company at its executive offices.  No subscription will be accepted after the close of business on the date specified in the applicable Subscription Agreement.

3.Determination of number of shares for which an eligible participant is entitled to subscribe.

A.	The maximum number of shares for which an eligible participant who is not in a sales representative role may subscribe shall be determined as provided in this Subsection A:

3.1.      The Subscription Right of each eligible participant who is not in a sales representative role, subject to increase as provided in Paragraph 3.2 and reduction as provided in Paragraph 3.3 of this Subsection A, shall be determined by dividing the annual salary rate of such eligible participant in effect on March 31 of the Applicable Year by a dollar amount determined by the Board of Directors for each Applicable Year (or such other dollar amount or other ratio as may hereafter be established with respect to an offering of shares for an Applicable Year by the Board of Directors).  Fractional shares resulting from this computation shall be disregarded.

3.2.      The number of shares determined in accordance with Paragraph 3.1 of this Subsection A shall, in the case of eligible participants who on March 31 of the Applicable Year were in the classifications and job descriptions listed below, be multiplied as follows (or using such other multiple as hereafter may be established with respect to an offering of shares for an Applicable Year by the Board of Directors):

3.2.1.       Eligible participants in Executive band classifications N1 through Q1 –  3.00 times;

3.2.2.       Eligible participants in Grades F, G, H and R –  2.50 times;

3.2.3.       Eligible participants in Grade E whose job description provides that they are exempt from overtime   –  2.25 times;

3.2.4.       Eligible participants in Grade I7– 1.90 times;

3.2.6.       Eligible participants in Grades I5 and I6  – 1.85 times;

3.2.7.    Eligible participants in Grade D whose job description provides that they are exempt from overtime   – 1.75 times;

3.2.8.     Eligible participants in Grades D and E whose job description provides that they are not exempt from overtime– 1.50 times;

3.2.9.       Eligible participants in Grades I1-I4   – 1.50 times;

3.2.10.      All other eligible participants – 1.25 times.

Fractional shares resulting from the above computations shall be disregarded.

3.3.      In the unlikely event the aggregate number of shares subscribed for under this Subsection A by all eligible participants in an offering for an Applicable Year were to exceed the number of shares that the Board of Directors determines shall be offered in such Applicable Year, the number of shares that each such eligible participant would be entitled to purchase shall be reduced to a number determined by multiplying the number of shares for which such eligible participant has subscribed (but in no event more than the number to which such employee is entitled to subscribe under Subsection A) by a fraction, the numerator of which is the number of shares being offered and the denominator of which is the aggregate number of shares subscribed for by all eligible participants under Subsection A. Fractional shares resulting from such computation shall be disregarded.

B.	The maximum number of shares for which an eligible participant who is in a sales representative role may subscribe shall be determined as provided in this Subsection B:

3.1      The Subscription Right of each eligible participant who is in a sales representative role, subject to increase as provided in Paragraph 3.2 and reduction as provided in Paragraph 3.3 of this Subsection B, shall be determined by dividing the lesser of (x) actual gross margin dollars performance of such eligible participant in the year prior to the Applicable Year (or for eligible participants who were not in a sales representative role in the year prior to the Applicable Year, budgeted gross margin dollars for the Applicable Year) and (y) Two Million Dollars, by a dollar amount determined by the Board of Directors for each Applicable Year (or such other dollar amount or other ratio as may hereafter be established with respect to an offering of shares for an Applicable Year by the Board of Directors).  For clarity, this dollar amount may be different than the dollar amount used to calculate amounts in Subsection A.  Fractional shares resulting from this computation shall be disregarded

3.2.      The number of shares determined in accordance with Paragraph 3.1 of this Subsection B shall, in the case of eligible participants who on March 31 of the Applicable Year were in the classifications and job descriptions listed below, be multiplied as follows (or using such other multiple as hereafter may be established with respect to an offering of shares for an Applicable Year by the Board of Directors):

3.2.1Eligible participants in sales representative Grades S, V – 1.75 times.

Fractional shares resulting from the above computations shall be disregarded.

3.3.      In the unlikely event the aggregate number of shares subscribed for by all eligible participants in an offering under this Subsection B for an Applicable Year were to exceed the number of shares that the Board of Directors determines shall be offered to such eligible participants in such Applicable Year, the number of shares that each eligible participant would be entitled to purchase shall be reduced to a number determined by multiplying the number of shares for which such eligible participant has subscribed (but in no event more than the number to which such employee is entitled to subscribe under this Section  B) by a fraction, the numerator of which is the number of shares being offered and the denominator of which is the aggregate number of shares subscribed for by all eligible participants under Subsection B. Fractional shares resulting from such computation shall be disregarded.

4.Payments for issuance of stock.

 Payments for shares subscribed for may be made pursuant to either of the following methods (or such other method as hereafter may be established by the Board of Directors with respect to any offering):

4.1.      Full Payment:  Payment in full for the shares subscribed for on or before the date in January of the year following the Applicable Year set by the Board of Directors, in which case the shares paid for will be issued as of that date.

4.2.      Payroll Deduction:  Payments in equal installments made at each of the regular pay periods commencing with the second pay period in January of the year following the Applicable Year and ending with the last pay period in November of that year.  The Company shall issue shares no later than the tenth day of March, June, September and December of the year following the Applicable Year to the Voting Trustees or Non-Participating Shareholders (as such terms are defined in Section 5.2), whichever is appropriate, for such number of shares of Common Stock as have been paid for prior to such issue date.

4.2.1.  Payments shall be made, in the case of a subscriber on the Company’s or any Affiliate’s payroll, through payroll deductions authorized by the subscriber and, in the case of a subscriber who is no longer on such payroll but whose subscription has not been cancelled in accordance with Section 5.4, through monthly payments made directly by such person to the Treasurer of the Company on or before the last day of each month.  Except as provided in Section 5.4, subscriptions made under the Payroll Deduction Method and the obligations of subscribers to make full payment for all shares subscribed for (including any authorization to the Company or such Affiliate to make payroll deductions) shall be irrevocable.

4.2.2.  No interest shall be paid on amounts deducted from a participant’s salary or paid directly to the Treasurer.

4.2.3.  A subscriber, at his or her option exercised at any time, may pay the balance due on all the remaining shares subscribed for, and upon such payment, such shares will be issued.

5.Conditions of subscription.

Each subscription for shares of Common Stock hereunder is expressly subject to, among other things, the following terms, and every subscriber shall agree to all of them by executing a Subscription Agreement:

5.1.      Right to receive stock not transferable.

No subscriber may sell, pledge or in any manner alienate or suffer to be alienated his or her right to purchase Common Stock under the Plan, including the right to receive Voting Trust Interests or shares of Common Stock.  A violation of this provision shall constitute a withdrawal by the subscriber from his or her Subscription Agreement, in which event the only right of the subscriber or his or her assignee shall be to have the Company return to the person entitled thereto the total amount paid under said Subscription Agreement.  Such return shall operate as a cancellation and satisfaction of all rights under the Subscription Agreement.

5.2.      Issuance of stock certificates and Voting Trust Interests.

Shares or Voting Trust Interests representing the shares subscribed for and purchased pursuant to this Plan by subscribers who are or who, upon executing a Subscription Agreement, become parties to the Voting Trust Agreement (the “Voting Trust Agreement”) dated as of March 3, 2017, relating to shares of Common Stock of the Company, shall be issued to, and deposited by the Company with, the Voting Trustees thereunder (the “Voting Trustees”) in accordance with the provisions of Section 4.05 of the Voting Trust Agreement. The Voting Trustees will record ownership of Voting Trust Interests for such subscribers representing the number of shares subscribed for and purchased by them and deposited in the Voting Trust.  Shares subscribed for and purchased pursuant to this Plan by subscribers who are shareholders prior to such subscription and who are not parties to the Voting Trust Agreement (“Non-Participating Shareholders”) shall be recorded in a book-entry system maintained or caused to be maintained by the Company and shall be uncertificated.

5.3.      Subscribers bound by provisions in Restated Certificate of Incorporation, as amended.

All shares of Common Stock subscribed for shall be issued and held subject to all the terms, provisions, restrictions and qualifications set forth in the Restated Certificate of Incorporation, as amended, of the Company, which provides, among other things, that the Company has the option to purchase outstanding shares of Common Stock at the price at which such shares were issued in the event any shareholder shall desire to sell, transfer or otherwise dispose of any of his or her shares, or in the event of his or her death (in which case the option is exercisable beginning one year after the date of death) or in the event of termination of his or her employment other than by Retirement. Eligibility for or entitlement to a deferred pension under the Graybar Electric Company, Inc. Pension Plan does not constitute a retirement on a service pension for purposes of this Section 5.3 or Retirement for purposes of the Restated Certificate of Incorporation, as amended.  The Voting Trust Interests issued and to be issued under the Voting Trust Agreement provide, in substance, that every Voting Trust Interest is issued and held upon and subject to the same terms and conditions upon which shares of Common Stock are issued and held.  Each subscriber, by executing a Subscription Agreement, specifically agrees to be bound by all provisions of this Section 5.3 and agrees that all Common Stock or Voting Trust Interests owned by such subscriber shall be subject to such provisions.

5.4.      Cancellation of subscription on death of subscriber or termination of employment of subscriber.

In the event of the death of a subscriber or the termination of his or her employment other than by Retirement before any or all of the shares of Common Stock subscribed for are issued, his or her subscription shall be cancelled as to shares not then issued, and the subscriber or the subscriber’s estate shall be entitled to receive the total amount of the purchase price, if any, then held by the Company for unissued shares under this Plan, without interest.  Payment of such amount by the Company shall operate as a cancellation and satisfaction of all rights under his or her Subscription Agreement.  Refund of any balance due employees who terminate service shall be made in the quarter following termination.  Eligibility for or entitlement to a deferred pension under the Graybar Electric Company, Inc. Pension Plan does not constitute a retirement on a pension for purposes of this Section 5.4 or for purposes of the Restated Certificate of Incorporation, as amended.

5.5.      Interpretation and implementation; amendment.

The determination of the Board of Directors of the Company upon any question concerning the application or interpretation of any of the provisions of this Plan or, of the Subscription Agreement or any offering conducted under this Plan shall be final, and no director shall incur any liability or obligation by reason of any error of fact or of law or of any matter or thing done or suffered or omitted to be done in connection with any such determination or interpretation or otherwise, except any attributable to that director’s own willful misconduct.  This Plan and/or the Subscription Agreement may be amended, in whole or in part, by the Board of Directors (including without limitation, in connection with the entry into any future voting trust agreement), provided, however that, any amendment to Section 1 or Section 6 shall require the consent of the Shareholders of the Company.  The Executive Committee of the Board of Directors shall have the power to exercise all authority granted to the Board of Directors by the Plan and to take any action the Board of Directors may take under or with respect to the Plan.

6.Certain corporate action not to be taken without notice.

The Company will not take any action that would result in a distribution to its shareholders of shares of Common Stock or other assets (except the payment of cash dividends on shares of Common Stock or the issuance of shares of Common Stock pursuant to installment payments made under Section 4.2) without first giving notice of such proposed action to all subscribers who elected the Payroll Deduction Method and have not then paid their subscriptions in full and granting such subscribers an opportunity within such time (not to be less than 45 days) and in such manner as the Board of Directors may determine to be reasonable, to complete their payments on all shares subscribed for by them and thereby to become shareholders entitled to the benefit of and subject to such action.

7.Right of the Company to issue and sell additional shares of Common Stock.

Nothing in this Plan shall be construed to limit or restrict in any way the right of the Company from time to time hereafter to sell any of the shares offered pursuant to this Plan and not issued pursuant to subscriptions made hereunder or any shares that may now or hereafter be authorized or may now or hereafter be reacquired by the Company upon exercise of the purchase option described in Section 5.3 or otherwise.

Set forth below is the form of the Subscription Agreement approved for use in connection with the Plan:

SUBSCRIPTION AGREEMENT

1.    I hereby subscribe to purchase ______ shares of common stock, par value $1.00 per share with a stated value of $20.00 per share (the “Common Stock”), of Graybar Electric Company, Inc., a New York corporation (the “Company”), under and pursuant to the terms and conditions stated below and of the Three-Year Common Stock Purchase Plan dated as of June 11, 2025 of the Company (the “Plan”).  I agree to pay $20.00 for each such share using only one of the following options:

Number of Shares
Full Payment:

Payment in full on or before January ___, 202__. In the event that I do not make payment in full by the date indicated above, I hereby authorize the Company to convert my subscription to the Payroll Deduction option described below.

Payroll Deduction:

Payment in __________ (__) equal installments payable by payroll deduction at each regular payroll date commencing in January ________. Upon acceptance of this subscription, (i) I direct that, during such time as I shall be on the Company’s, or an Affiliate’s (as defined in the  Plan) payroll, I hereby authorize periodic payroll deductions to be made from my salary in accordance with this Agreement and the  Plan and applied to the purchase price of the shares subscribed for until such shares are fully paid for or until my subscription is cancelled in accordance with Section 5.4 of the  Plan; and (ii) I promise that during such time as I shall no longer be on the Company’s or such Affiliate’s payroll, I will make monthly payments directly to the Treasurer of the Company in accordance with the  Plan, to be applied to the purchase price of the shares subscribed for by me, until such shares are fully paid for or until my subscription is cancelled in accordance with Section 5.4 of the Plan.

    I understand that the number of shares I hereby subscribe for may be reduced as provided in Paragraph 3.3 of the applicable Subsection of Section 3 of the Plan.

3.    If I am a party to the Voting Trust Agreement dated as of March 6, 2026 (the “Voting Trust Agreement”) relating to shares of Common Stock of the Company, or if I become a party to the Voting Trust Agreement pursuant to Section 4 of this Subscription Agreement, I agree and direct that the shares of Common Stock purchased by me pursuant hereto, when issuable pursuant to the  Plan, be issued to and deposited with the Voting Trustees under the Voting Trust Agreement who will issue Voting Trust Interests in my name for the shares so deposited.

4.    This Section 4 does not apply to subscribers who prior to signing this Agreement are already parties to the Voting Trust Agreement or to subscribers who prior to signing this Agreement are already shareholders of record of Common Stock and are not parties to the Voting Trust Agreement.

(a)     I hereby represent and warrant that I have received a copy of the Voting Trust Agreement, that I am familiar with its terms and provisions and that I desire to become a party to the Voting Trust Agreement and be bound thereby.

(b)      I hereby authorize T. M. Probst or R. D. McWard as my attorney-in-fact, both with full power of substitution, to execute and deliver the Voting Trust Agreement on my behalf.

(c)      I recognize that this power of attorney constitutes an election to participate in the Voting Trust Agreement, which is given in consideration of a similar election made by other employees of the Company or any Affiliate and is therefore irrevocable.

5.    I have read the  Plan and, for the considerations stated therein and for the privilege of subscribing for such shares of Common Stock, I agree to be bound by all of the provisions of the Plan, including without limitation all the terms set forth in Section 5 of the  Plan.

6.    I request and direct that any Voting Trust Interests or Common Stock issued in my name pursuant to this subscription be registered in the same name as Voting Trust Interests or Common Stock previously issued to me or, if I am not currently an owner of Voting Trust Interests or Common Stock, in my name as shown on the payroll records of the Company or any such Affiliate.

7.    Common Stock purchased under this Subscription Agreement will be uncertificated and evidenced by a book-entry system maintained by the Company.

8.    Voting Trust Interests purchased under this Subscription Agreement will be uncertificated and evidenced by a book-entry system maintained by the Voting Trustees.

Signature of Subscriber

Name of Subscriber (Please Print)

Dated: 202_

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$6,905
Printing fees and communication expenses	16,000	*
Legal fees and expenses	20,000	*
Blue Sky fees and expenses	50,000	*
Accounting fees and expenses	25,000	*
Miscellaneous	32,095	*
	$150,000

_________________

* Estimated.

Item 14.Indemnification of Directors and Officers.

Sections 721 through 726 of the New York Business Corporation Law provide as follows:

§ 721.      NONEXCLUSIVITY OF STATUTORY PROVISIONS FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.  Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

§ 722.      AUTHORIZATION FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a)        A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

(b)        The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

(c)        A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

(d)       For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

§ 723.      PAYMENT OF INDEMNIFICATION OTHER THAN BY COURT AWARD.

(a)        A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

(b)        Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

(1)        By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

(2)        If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

(A)       By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

(B)       By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

(c)        Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

§ 724.      INDEMNIFICATION OF DIRECTORS AND OFFICERS BY A COURT.

(a)        Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723.  Application therefor may be made, in every case, either:

(1)        In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

(2)        To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.

(b)        The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made.  Such application shall be upon notice to the corporation.  The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

(c)        Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys’ fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

§ 725.      OTHER PROVISIONS AFFECTING INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a)        All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

(b)        No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

(1)        That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

(2)        That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(3)        If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

(c)        If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

(d)       If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

(e)        Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

(f)        The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

§ 726       INSURANCE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a)        Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

(1)        To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

(2)        To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

(3)        To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

(b)        No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

(1)        if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

(2)        in relation to any risk the insurance of which is prohibited under the insurance law of this state.

(c)        Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto.  Retrospective rated contracts are prohibited.

(d)       The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

(e)        This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

Article Seventh of the Company’s amended Restated Certificate of Incorporation provides:

Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the personal liability of the corporation’s directors to the corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law, as it exists on the date hereof or as it may hereafter be amended.  No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article VIII of the Company’s By-Laws provides:

To the full extent authorized by law, the corporation shall and hereby does indemnify any person who shall at any time be made, or threatened to be made, a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or his intestate (a) is or was (i) a director or officer of the corporation or (ii) corporate personnel other than a director or officer who served on a subcommittee of the Board of Directors of the corporation or (b) a director or officer of the corporation or corporate personnel other than a director or officer who served another corporation (including any subsidiaries of the corporation) in any capacity at the request of the corporation.

Section 5.03(c) of the Voting Trust Agreement provides:

The Corporation covenants and agrees, and in the event the Corporation shall not do so for any reason whatsoever the Participating Shareholders in consideration of the Voting Trustees having agreed to serve in that capacity for the benefit of the Participating Shareholders covenant and agree ratably in accordance with the number of shares of Common Stock represented by their respective Voting Trust Interests, to indemnify each Voting Trustee and each agent or attorney of the Voting Trustees (including, without limitation, Agents, transfer agents and registrars) for, and to hold such Voting Trustee harmless against, any tax, loss, liability or expense incurred for any reason other than his or her own individual willful misconduct, arising out of or in connection with the acceptance or administration of the 2026 Voting Trust, and the performance of his or her duties and obligations hereunder and the exercise of his rights and powers hereunder, including the costs and expenses of defending against any claim of liability.  The obligations under this Section 5.03(c) of the Corporation and the Participating Shareholders to indemnify the Voting Trustees and each agent or attorney of the Voting Trustees (including, without limitation, Agents, transfer agents and registrars) shall be payable from any funds or other assets held by the Voting Trustees hereunder for the account of the Corporation or the Participating Shareholders, as the case may be.

Effective December 1, 2025, the Company renewed the insurance covering its directors and officers, along with insurance covering the fiduciary liability of certain other employees, for claims made against them as a result of their employment with the Company.  The directors and officers liability coverage is provided by National Union (a member of the AIG Group), Chubb, Beazley, AmTrust, Markel and Berkley, and the fiduciary liability coverage is provided by Odyssey/Hudson, Chubb and AIG.  The total annual premium for these coverages, though November 30, 2026, is $448,757.

Item 15.Recent Sales of Unregistered Securities.

None.

Item 16.Exhibits and Financial Statement Schedules.

(a)

INDEX TO EXHIBITS

3.1

Restated Certificate of Incorporation of the Company, as amended, filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (Commission File No. 000-00255) and incorporated herein by reference.

3.2

Bylaws of the Company, as amended through June 11, 2025, filed as Exhibit 3 to the Company’s Current Report on Form 8-K dated June 11, 2025 (Commission File No. 000-00255) and incorporated herein by reference.

4.1	Restated Certificate of Incorporation of the Company, as amended, incorporated by reference at Exhibit 3.1 above.
4.2

Voting Trust Agreement dated as of March 6, 2026, a form of which is attached as Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (Commission File No. 000-00255) and incorporated herein by reference.

The Company hereby agrees to furnish to the Commission upon request a copy of each instrument omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K.

5	Opinion of Bryan Cave Leighton Paisner LLP
9	Voting Trust Agreement dated as of March 6, 2026, included at Exhibit 4.2 above.
10.1	Management Incentive Plan, filed as Exhibit 10.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2025 (Commission File No. 000-00255) and incorporated herein by reference.*

10.2

Graybar Electric Company, Inc. Supplemental Benefit Plan, amended and restated, entered into between the Company and certain employees effective January 1, 2024, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 (Commission File No. 000-00255) and incorporated herein by reference.*

10.3

Form of Deferral Agreement under Graybar Electric Company, Inc. Supplemental Benefit Plan, filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (Commission File No. 000-00255) and incorporated herein by reference.*

10.4

Graybar Long Term Incentive Plan, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (Commission File No. 000-00255) and incorporated herein by reference.*

10.5

Form of Award Agreement under Graybar Long Term Incentive Plan, filed as Exhibit 10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 (Commission File No. 000-00255) and incorporated herein by reference.*

10.6

Sixth Amendment to Credit Agreement, dated as of June 27, 2025, among the Company, as parent borrower, Graybar Canada Limited, as a borrower, the lenders party thereto, Bank of America, N.A., as Domestic Administrative Agent, Domestic Swing Line Lender and Domestic L/C Issuer and Bank of America, N.A., acting through its Canada Branch, as Canadian Administrative Agent, Canadian Swing Line Lender and Canadian L/C Issuer, filed as Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 (Commission File No. 000-00255) and incorporated herein by reference.

10.7

Private Shelf Agreement, dated September 22, 2014, between the Company and Prudential Investment Management, Inc., filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (Commission File No. 000-00255) and incorporated herein by reference.

10.8

Amendment No. 1 to Private Shelf Agreement, dated August 2, 2017, between the Company and PGIM, Inc. (formerly known as Prudential Investment Management, Inc.), filed as Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 (Commission File No. 000-00255) and incorporated herein by reference.

10.9

Amendment No. 2 to Private Shelf Agreement, dated August 10, 2018, between the Company and PGIM, Inc., filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 (Commission File No. 000-00255) and incorporated herein by reference.

10.10

Amendment No. 3 to Private Shelf Agreement, dated July 29, 2020, between the Company and PGIM, Inc., filed as Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 (Commission File No. 000-00255) and incorporated herein by reference.

10.11

Amendment No. 4 to Private Shelf Agreement, dated August 13, 2021, between the Company and PGIM, Inc., filed as Exhibit 10.3 to the Company's Current Report on Form 8-K dated August 13, 2021 (Commission File No. 000-00255) and incorporated herein by reference.

10.12

Amendment No. 5 to Private Shelf Agreement, dated July 20, 2023, between the Company and PGIM Inc., filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 (Commission File No. 000-00255) and incorporated herein by reference.

10.13

Amendment No. 6 to Private Shelf Agreement, dated June 17, 2026, between the Company and PGIM Inc., filed as Exhibit 10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 (Commission File No. 000-00255) and incorporated herein by reference.**

21	Subsidiaries of the Company
23.1	Consent of Ernst & Young LLP
23.2	Consent of Bryan Cave Leighton Paisner LLP (contained in the opinion filed as Exhibit 5 and incorporated herein by reference)
24.1	Powers of attorney of certain directors and officers of the Company
24.2	Powers of attorney of the Voting Trustees under the Voting Trust dated as of March 6, 2026
107	Calculation of Filing Fee Tables

* Compensation arrangement

** Portions of this exhibit have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

Item 17.Undertakings.

(a)The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(a)Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (ii) and (iii) of this section do not apply if the registration statement is on Form S-1 (§ 239.11 of this chapter), Form S-3 (§ 239.13 of this chapter), Form SF-3 (§ 239.45 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to §230.424(b) of this chapter that is part of the registration statement.

(C) Provided further, however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form SF-1 (§ 239.44 of this chapter) or Form SF-3 (§ 239.45 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F (§ 249.220f of this chapter) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company or the Voting Trustees pursuant to the foregoing provisions, or otherwise, the Company and the Voting Trustees have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company or the Voting Trustees of expenses incurred or paid by a director, officer or controlling person of the Company or the Voting Trustees in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company or the Voting Trustees will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri on the 31st date of August, 2026.

GRAYBAR ELECTRIC COMPANY, INC.

By: /s/ Matthew W. Geekie

Matthew W. Geekie, Senior Vice

President, Secretary and General Counsel

 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew W. Geekie, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 31,  2026.

Signature	Title

/s/ K. M. Mazzarella	Chairman, President and Chief Executive Officer
(K. M. Mazzarella)	(Principal Executive Officer)

/s/ D. M. Meyer	Senior Vice President and Chief Financial Officer
(D. M. Meyer)	(Principal Financial Officer and Principal Accounting Officer)

Directors:

/s/ K. M. Mazzarella
(K. M. Mazzarella)

/s/ D. A. Bender	/s/ B. P. Delaney
(D. A. Bender)	(B. P. Delaney)

/s/ M. W. Geekie	/s/ R. H. Harvey
(M. W. Geekie)	(R. H. Harvey)

/s/ A. C. Ipson	/s/ W. P. Mansfield
(A. C. Ipson)	(W. P. Mansfield)

/s/ D. M. Meyer	/s/ B. L. Propst
(D. M. Meyer)	(B. L. Propst)

/s/ D.B. Stone
(D.B. Stone)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Voting Trustees have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri on the 31st date of August, 2026.

K. M. MAZZARELLA, D. A. BENDER, R. H. HARVEY AND W. P. MANSFIELD, VOTING TRUSTEES UNDER THE VOTING TRUST AGREEMENT, DATED AS OF MARCH 6, 2026

By: /s/ K. M. Mazzarella

Name: K. M. Mazzarella, as Voting Trustee

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew W. Geekie, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons, as Voting Trustees under the Voting Trust Agreement dated as of March 6, 2026, on August 31,  2026.

Signatures

/s/ K. M. Mazzarella
(K. M. Mazzarella)

/s/ D. A. Bender	/s/ R. H. Harvey
(D. A. Bender)	(R. H, Harvey)

/s/ W. P. Mansfield
(W. P. Mansfield)